                                                                    Exhibit 99.3






                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                                       OF

                          OPEN WHEEL RACING SERIES LLC

                           DATED AS OF AUGUST 15, 2003
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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.....................................................    1

1.1       Definitions.....................................................    1

ARTICLE II ORGANIZATION...................................................    1

2.1       Formation.......................................................    1
2.2       Filing Requirements.............................................    1

ARTICLE III NAME, OFFICE, PURPOSE, TERM...................................    1

3.1       Name............................................................    1
3.2       Place of Business and Registered Office.........................    2
3.3       Purpose.........................................................    2
3.4       Term of Company.................................................    2

ARTICLE IV MEMBERSHIP UNITS...............................................    2

4.1       Membership Units................................................    2
4.2       Issuance of Membership Units....................................    2

ARTICLE V CAPITAL CONTRIBUTIONS, UNITS, ACCOUNTS, RESERVES AND USES.......    3

5.1       Capital Contributions...........................................    3
5.2       Failure to Make Capital Contributions...........................    4
5.3       No Other Beneficiaries..........................................    6
5.4       No Interest on, or Return of, Capital...........................    6

ARTICLE VI DETERMINATION AND ALLOCATION OF PROFITS, LOSSES AND TAX ITEMS..    6

6.1       Allocation of Income and Loss...................................    6
6.2       Special Tax Provisions..........................................    7

ARTICLE VII DISTRIBUTIONS.................................................    8

7.1       Sharing of Distributions........................................    8
7.2       Distributions...................................................    8

ARTICLE VIII LIMITED LIABILITY OF MEMBERS.................................    8

8.1       Limited Liability...............................................    8
8.2       Contributions; Return of Distributions..........................    8
8.3       Limited Liability upon Dissolution..............................    9

ARTICLE IX MANAGEMENT OF THE COMPANY......................................    9

9.1       Board of Managers...............................................    9
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                                       i
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
9.2       Actions Requiring Unanimous Approval............................    9
9.3       Managers........................................................    9
9.4       Officers........................................................   10
9.5       Conflicts of Interest for Members...............................   10
9.6       Indemnities.....................................................   10
9.7       Fiduciary Duty and Other Duties.................................   11

ARTICLE X ACCOUNTS; RECORDS...............................................   11

10.1      Books and Records...............................................   11
10.2      Method of Accounting............................................   12
10.3      Certain Tax Matters.............................................   12
10.4      Consideration of Alternative Structures.........................   12

ARTICLE XI TRANSFER OF MEMBERSHIP UNITS...................................   12

11.1      Restrictions on Transfer........................................   12
11.2      Permitted Transfers.............................................   13
11.3      Death or Incompetency of a Member...............................   13
11.4      Bankruptcy of Member............................................   13
11.5      Change-in-Control of Member.....................................   13
11.6      Right of First Refusal..........................................   13
11.7      Rights of Transferees...........................................   15

ARTICLE XII TERMINATION...................................................   15

12.1      Dissolution.....................................................   15
12.2      Termination of Company..........................................   15
12.3      Liquidating Member..............................................   16

ARTICLE XIII MEMBERS......................................................   17

13.1      Representations and Warranties..................................   17
13.2      Admission of Additional Members.................................   18
13.3      Resignation or Withdrawal of a Member...........................   19

ARTICLE XIV GENERAL PROVISIONS............................................   19

14.1      Entire Agreement; Amendment.....................................   19
14.2      Further Assurances..............................................   20
14.3      Notices.........................................................   20
14.4      Governing Law...................................................   21
14.5      Successors and Assigns..........................................   21
14.6      Arbitration.....................................................   21
14.7      Severability....................................................   21
14.8      Effectiveness; Counterparts.....................................   21
14.9      Voting of CART Stock............................................   21

EXHIBIT A DEFINITIONS.....................................................    1

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                          OPEN WHEEL RACING SERIES LLC

      THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement") of Open Wheel Racing Series LLC, a Delaware limited liability company (the "Company"), is made and entered into by and among Willis Capital, L.L.C., Big Bang Racing LLC and 21st Century Racing Holdings LLC as of August 15, 2003.

      WHEREAS, the parties desire to form the Company as a limited liability company and to set forth their mutual agreements with respect to the Company;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants in this Agreement, the parties mutually covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, capitalized terms have the meanings given in Exhibit A to this Agreement.

                                   ARTICLE II
                                  ORGANIZATION

      2.1 Formation. The parties confirm the formation of the Company as a limited liability company under the Act for the purposes and upon the terms and conditions set forth in this Agreement. Willis Capital, L.L.C., Big Bang Racing LLC, 21st Century Racing Holdings LLC and any additional person admitted to the Company as a member in accordance with this Agreement are referred to individually as a "Member" and collectively as the "Members."

      2.2 Filing Requirements. An appropriate Certificate was filed on August 12, 2003 on behalf of the Company. The Board of Managers shall promptly file such other certificates or instruments as may be necessary or desirable under the laws of any state in which the Company does business.

                                   ARTICLE III
                           NAME, OFFICE, PURPOSE, TERM

      3.1   Name. The name of the Company shall be OPEN WHEEL RACING SERIES LLC.

      3.2 Place of Business and Registered Office. The office required to be maintained by the Company in the State of Delaware shall initially be located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The registered agent of the Company shall initially be Corporation Service Company. The Company may, upon compliance with the applicable provisions of the Act, change its principal office or registered agent from time to time in the discretion of the Board of Managers. The principal office of the Company shall be located at 275 Middlefield Road, Second Floor, Menlo Park, California 94025, or at such other place as the Board of Managers shall from time to time designate. The Company may conduct business at such additional places as the Board of Managers shall deem advisable.

      3.3   Purpose. The Company is organized for the objects and purposes of:

            (a) acquiring all of the outstanding capital stock of Championship Auto Racing Teams, Inc., a Delaware corporation, or "CART" (the "Proposed Acquisition");

            (b) entering into, making and performing all such contracts and other undertakings and engaging in all such activities and transactions, as the Board of Managers may deem necessary or advisable for the carrying out of the foregoing purposes, subject to applicable law and the terms of this Agreement; and

            (c)   engage in any other lawful business or activity, subject to
Section 18-106 of the Act (which currently prohibits an LLC from engaging in the business of granting policies of insurance, assuming insurance risks or banking) approved by the Board of Managers.

      3.4 Term of Company. The term of the Company shall be perpetual unless sooner terminated pursuant to Article XII.


                                   ARTICLE IV
                                MEMBERSHIP UNITS

      4.1 Membership Units. Ownership of the Company shall be divided into and represented by Membership Units.

      4.2   Issuance of Membership Units.

            (a) Upon the signing of this Agreement and in exchange for the Capital Contributions which the Members have committed to make under Sections 5.1(a) through (d), the Members shall be issued the number of Membership Units set forth opposite their names on Schedule 1.

            (b) At such times as the Board of Managers determines to be appropriate, including following the failure of a Member to make a Capital Contribution as set forth in this Agreement, the Board of Managers may issue additional Membership Units to existing Members or, subject to the rights of existing Members under Section 4.2(c), other persons on such terms as the Board of Managers determines to be appropriate, and, subject to Section 13.2, to admit any person to whom Membership Units are issued as Members of the Company.

            (c) If the Board of Managers determines to issue Membership Units, including the issuance of Membership Units following a failure of a Defaulting Member to make a contribution, each Member (excluding Defaulting Member(s)) shall have the right, but shall not be required to, purchase the additional Membership Units on such terms as the Board of Managers approves. The Board of Managers shall issue a Notice to the Members, giving the Members the first opportunity to purchase the additional Membership Units in proportion to their respective Percentage Interests. Each Member shall have a period of not less than 15 calendar days from the date of receipt of such notice to (i) pay the Company the purchase price for additional Membership Units up to and including its Percentage Interest of the total number of Membership Units being offered, and, (ii) in the case of any Member that desires to purchase more than its Percentage Interest of the Membership Units being offered, to indicate in writing the additional Membership Units (such Member's "Proposed Excess Purchase"), such Member desires to purchase if all other Members do not purchase their Percentage Interest of the Membership Units offered. The difference between the total number of Membership Units proposed to be issued and the aggregate number of Membership Units purchased pursuant to clause (i) of the immediately preceding sentence shall be referred to as the "Remaining Offered Units." Each Member shall have the right and the obligation to purchase additional Membership Units equal to the lesser of (i) its proportionate share of the Remaining Offered Units, calculated in accordance with the Percentage Interests of each Member desiring to purchase more than its Percentage Interest in the Membership Units offered, and (ii) the number of additional Membership Units desired as set forth in the Notice to the Company. If, after giving effect to purchases calculated pursuant to the immediately preceding sentence, there are still Remaining Offered Units, the procedures set forth in the immediately preceding sentence shall be repeated until there are no Remaining Offered Units or all Members have purchased the number of Membership Units indicated in the Notice to the Company. The purchase price for the additional Membership Units purchased under this Section 4.2(c) shall be paid to the Company within 5 business days of the date of Notice from the Board of Managers to the Members stating the number of Membership Units sold to the Member. The Managers may sell any Remaining Offered Units to any other person on terms not more favorable than those on which such Remaining Offered Units have been offered to the Members.

                                    ARTICLE V
            CAPITAL CONTRIBUTIONS, UNITS, ACCOUNTS, RESERVES AND USES

      5.1   Capital Contributions.

            (a) On the signing of this Agreement, each Member shall make an initial cash Capital Contribution in the amount set forth on Schedule 1.

            (b) At any time after the signing of this Agreement and prior to the completion of the Proposed Acquisition, the Board of Managers may by Notice to the Members require an additional Capital Contribution from the Members in such amounts as the Board of Managers reasonably believes necessary to continue to operate the business of the Company through completion of the Proposed Acquisition (or, if the Proposed Acquisition is not completed, through the winding up of the Company's business). The Members shall make such Capital

Contributions in cash in proportion to their Percentage Interests within 5 business days of receipt of such Notice.

            (c) After the signing of this Agreement and no later than the date set by the Board of Managers (which shall be as close as practical to the closing date of the Proposed Acquisition) each Member shall upon call by the Board of Managers make an additional Capital Contribution in an amount equal to its Percentage Interest multiplied by the total cost of the Proposed Acquisition (including the purchase price, legal fees and other costs and expenses related to the Proposed Acquisition to the extent not previously paid from the contributions made under Sections 5.1(a) or (b)). The Capital Contribution shall be made in cash or shares of CART, provided that each Member who beneficially owns shares of CART shall, unless otherwise provided by the Board of Directors, be required to first contribute such shares toward its Capital Contribution under this Section 5.1(c). Any shares of CART contributed to the Company shall be credited against the obligation of the Member to contribute an amount equal to the Value of the contributed shares. Should the Value of the shares be adjusted in accordance with this Agreement, any Member contributing such shares shall make such additional contributions in cash, or receive a return of amounts previously contributed, in such amounts as may be necessary to cause the Capital Contributions of each Member pursuant to this Section 5.1(c) to be proportional to their Percentage Interests.

            (d) At such time or times requested by the Board of Managers after the completion of the Proposed Acquisition, each Member commits to make additional cash Contributions in an aggregate amount equal to fifteen million dollars ($15,000,000) multiplied by such Member's Percentage Interest provided that the Board of Managers may not call for additional Capital Contributions under this Section 5.1(d) after February 28, 2005. Any request for additional contributions under this Section 5.1(d) shall be made from the Members in proportion to their Percentage Interests. Each Member must provide such contribution within 10 calendar days of receipt of a Notice from the Board of Managers requesting such contribution.

            (e) Except as expressly provided in this Section 5.1, no Member shall be required to contribute any further capital to the Company, nor shall any Member be required to loan any funds to the Company.

            (f) The Board of Managers may elect to require that Members purchase notes or other evidence of indebtedness of the Company in proportion to the Members' respective Percentage Interests in lieu of any portion of any required capital contribution under Section 5.1(a) through (d).

      5.2 Failure to Make Capital Contributions. If any Member (such Member being a "Defaulting Member") does not pay to the Company when due, as determined by the Board of Managers, its Capital Contributions required pursuant to Sections 5.1(a) through (d) (whether requested in the form of debt or equity), the Company is entitled to enforce the obligations of the Member to make such Capital Contributions. The remedies provided in this Section 5.2 are in addition to and not in limitation of any and all rights and remedies available to the Company under applicable law.

            If a Defaulting Member fails to make a Capital Contribution required by Sections 5.1(a) through (d) (whether requested in the form of debt or equity) when due, Notice of default shall be given to the Defaulting Member and each non-defaulting Member (a "Non-Defaulting Member"). If the full amount of such Capital Contributions are not received by the Company within three business days after receipt of the Notice of default, the Board of Managers may in its sole discretion, exercise any or all of the following remedies:

            (a) If the Defaulting Member holds shares of CART, the parties agree that failure to contribute those shares will cause damage to the Company which cannot be adequately compensated in money or money's worth and the Company and Members agree that the Board of Managers may seek to have the courts compel specific performance of the contribution of CART shares and each Member agrees that such relief is appropriate.

            (b) The Percentage Interest of the Defaulting Member may be adjusted as follows:

                  (i) A portion of the Membership Units held by the Defaulting Member shall be cancelled. The portion cancelled shall be the portion in excess of the amount determined by multiplying (A) times
            (B) times (C), where (A) is the number of Membership Units held by the Member, (B) is a fraction, the numerator of which is the amount of Capital Contributions (whether debt or equity) actually made by the Defaulting Member to the Company, and the denominator of which is equal to the lesser of (x) the aggregate amount the Defaulting Member had agreed to contribute (determined for this purpose assuming the Value of the CART shares) is the value reflected in the Proposed Acquisition at the time of the Default, or (y) the fair market value of the Company multiplied by the Members' Percentage Interest immediately prior to the Default, and (C) is 50%; and

                  (ii) The Capital Account of the Defaulting Member shall be reduced to an amount equal to the Capital Account per Membership Unit of the Non-Defaulting Members multiplied by the number of Membership Units held by the Defaulting Partner after the reduction provided for in Section 5.2(b)(i).

            (c) The Board of Managers may cause the Company to repurchase the Defaulting Member's Membership Units (after reduction as set forth in Section 5.2(b)(ii) above) for an amount equal to the lesser of (A) the Defaulting Member's Capital Account or (B) the fair market value of the Defaulting Member's Membership Units, reduced in either case by damages and expenses incurred by the Company as a result of the default.

            (d) The Board of Managers may issue additional Membership Units pursuant to Section 4.2, and may admit a new Member under Section 13.2 without the approval of the Defaulting Member.

            (e) Non-Defaulting Members may make a loan to the Company to cover the amounts the Defaulting Member has failed to contribute with the approval of the Board of Managers.

      5.3 No Other Beneficiaries. The rights and obligations of the Members under this Article V are for the exclusive benefit of the Members, and no creditor or other third party shall have any right or claim under this Agreement.

      5.4 No Interest on, or Return of, Capital. No Member shall be entitled to any interest on such Member's Capital Account or on such Member's Capital Contributions and, except as provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of such Member's Capital Account or Capital Contributions.

                                   ARTICLE VI
                          DETERMINATION AND ALLOCATION
                        OF PROFITS, LOSSES AND TAX ITEMS

      6.1   Allocation of Income and Loss.

            (a) All Nonrecourse Deductions and all Minimum Gain attributable to a loan from a Member shall be allocated to the Capital Account of that Member, and all other Nonrecourse Deductions and Minimum Gain shall be allocated to the Capital Accounts of the Members in proportion to their Percentage Interests.

            (b) After giving effect to the allocations set forth in Section 6.1(a), Net Income or Net Loss, or items of income, gain, loss or deduction included in the determination of Net Income or Net Loss, for each Accounting Period shall be allocated to the Capital Accounts of the Members as follows:

            (i) Net Income (or to the extent necessary items of income or gain) for the Accounting Period shall be allocated to Members in an amount equal to the excess, if any, of (A) the sum of such Member's Target Capital Account as of the last day of the Accounting Period plus any distributions made by the Company to such Member during the Accounting Period, minus (B) the sum of such Member's Capital Account as of the beginning of the Accounting Period, any Capital Contributions made during the Accounting Period plus any income or gain or minus any deduction or loss allocated to the Member under
            Section 6.1(a); and

            (ii) Net Loss (or to the extent necessary items of loss or deduction) for the Accounting Period shall be allocated to Members in an amount equal to the excess, if any, of (A) the sum of such Member's Capital Account as of the beginning of the Accounting Period, any Capital Contributions made during the Accounting Period plus any income or gain or minus any deduction or loss allocated to the Member under Section 6.1(a), minus (B) the sum of such Member's Target Capital Account as of the last day of the Accounting Period plus any distributions made by the Company to such Member during the Accounting Period.

            (c) Items of income or gain, or of loss or deduction, allocated to a Member under Section 6.1(b) shall include a proportionate amount of each item which is included in the determination of Net Income or Net Loss under this Agreement other than items allocated to Members pursuant to Section 6.1(a).

      6.2   Special Tax Provisions.

            (a) Partnership Tax Treatment. The Members expect and intend that the Company shall be treated as a partnership for all federal income tax purposes, and the Members agree that they will not: (i) take a position on any federal, state, local or other tax return or otherwise assert a position, inconsistent with such expectation and intent; or (ii) do any act or thing which could cause the Company to be treated as other than a partnership for federal income tax purposes.

            (b) Tax Allocations. Except as otherwise provided in this Article VI, items of income, gain, loss or deduction recognized for income tax purposes shall be allocated in the same manner that the corresponding items entering into the calculation of Net Income and Net Loss are allocated pursuant to this Agreement. The Members intend that the allocations set forth in Section 6.1 will have economic effect equivalence within the meaning of Section 1.704-1(b)(2)(ii)(i).

            (c)   Section 704(c) and Book Value Adjustments.

            (i) In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss and deduction with respect to an asset, if any, contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value.

            (ii) If the Book Value of any Company asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations.

            (iii) Unless the Managers otherwise agree, the allocations made in accordance with Section 704(c) of the Code shall adopt the "remedial allocation method" described in Treasury Regulation Section 1.704-3(d).

            (d) Section 754 Election. A Section 754 election may be made for the Company at the sole discretion of the Board of Managers. If an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or Code
Section 743(b) pursuant to a Section 754 election by the Company, subsequent allocations of tax items shall reflect such adjustment consistent with the Treasury Regulations promulgated under Code Sections 704, 734 and 743. The Board of Managers shall make such elections or adopt such conventions as it determines to be appropriate in the circumstances.


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
            (e) Allocations upon Transfer. If, during an Accounting Period, a Member transfers all or any portion of its Membership Units to another Person, items of Net Income and Net Loss, together with corresponding tax items that otherwise would have been allocated to the transferring Member with regard to such Accounting Period shall be allocated between the transferring Member and the transferee in accordance with their respective Percentage Interests during the Accounting Period using any method permitted by Section 706 of the Code and selected by the Board of Managers; except that any gain or loss arising out of the sale or other disposition of property occurring outside the ordinary course of the Company's trade or business or any other item of material income or expense that arises outside of the normal course of the Company's trade or business ("Material Item") shall be allocated to the transferring Member only if the transferring Member was a Member of the Company on the date such Material Item was incurred. All allocations of a Material Item not allocable to the transferring Member pursuant to the above provision shall be allocated to the transferee.

                                   ARTICLE VII
                                  DISTRIBUTIONS

      7.1 Sharing of Distributions. Except as otherwise provided in this Agreement or as otherwise agreed by the Members, all distributions, including distributions in kind, to the Members shall be made in proportion to their Percentage Interests. Notwithstanding the foregoing, if any CART shares have been contributed to the Company and the Company does not complete the Proposed Acquisition, the contributed CART shares shall be distributed to the contributing Members in the same proportion as their contribution of such CART shares. In such event, the Company's liabilities shall be settled and charged against the Members' cash Capital Contributions in proportion to such Members' Percentage Interests; any remaining cash shall be refunded to the cash contributing Members in amounts equal to their respective cash Capital Contributions less their respective shares of liabilities as aforesaid.

      7.2 Distributions. Distributable cash of the Company and distributions in kind for any Accounting Period shall be distributed when and as authorized by the Board of Managers in its sole discretion.


                                  ARTICLE VIII
                          LIMITED LIABILITY OF MEMBERS

      8.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or officer of the Company.

      8.2 Contributions; Return of Distributions. Except as otherwise expressly required by law, a Member, in its capacity as such, shall not be obligated to make any additional contribution in excess of its required Capital Contributions to the Company or have any liability for the repayment and discharge of the debts and obligations of the Company; provided, however, that each Member shall be liable for the amount of any distributions wrongfully distributed to it but only to the extent provided in Section 18-607 of the Act.

      8.3 Limited Liability upon Dissolution. No Member shall be required to pay to the Company or to any other Member or any person any deficit balance in such Member's Capital Account upon dissolution of the Company or otherwise.


                                   ARTICLE IX

                            MANAGEMENT OF THE COMPANY

      9.1 Board of Managers. Subject to the terms of this Agreement and to limitations imposed by law, the business shall be managed by a "Board of Managers" (each member of the Board of Managers being a "Manager"). Except as otherwise provided in this Agreement, any action or determination permitted or required to be taken or made by the Board of Managers under this Agreement or under the Act shall be taken upon the vote or written consent of a majority of the entire Board of Managers. At all meetings of the Board of Managers, a majority of the entire Board of Managers shall constitute a quorum. The signature of one Manager is sufficient to bind the Company so long as the Manager has the actual consent or approval of the Board of Managers.

      9.2 Actions Requiring Unanimous Approval. The unanimous vote or written consent of the Board of Managers is required for the following actions: (a) admission of new Members (other than as set forth in Section 13.2); (b) transactions between the Company and a Member or a Member's Affiliate; (c) any increase in the consideration to be paid for the acquisition of CART in connection with the Proposed Acquisition; (d) transactions between CART or other Affiliates of the Company and any Member or Member's Affiliate (other than transactions available to each Member on the same terms); (e) any sale of all or substantially all of the Company's assets; (f) selection of the Company's or CART's chief executive officer; (g) appointment of any member to the board of directors of CART or any subsidiary of CART; and (h) any merger or consolidation of the Company or CART with any Person (other than the Company or a Person directly or indirectly wholly-owned by the Company).

      9.3   Managers.

            (a) Number, Term and Qualifications. The Board of Managers shall consist of three Managers, who initially shall be Gerald Forsythe, Kevin Kalkhoven and Paul Gentilozzi. For so long as they are Members and except as otherwise provided by this Agreement, each of Willis Capital, L.L.C., Big Bang Racing LLC and 21st Century Racing Holdings LLC shall have the right to appoint and maintain and remove one Manager. Unless a Manager resigns or is removed, such Manager shall hold office until a successor shall have been appointed.

            (b) Removal of Manager after a Default. Notwithstanding Section 9.3(a), a Manager appointed by a Member that becomes a Defaulting Member shall be immediately removed and cease to be a Manager upon the Member becoming a Defaulting Member, and the Defaulting Member shall no longer have the right to appoint a Manager under this Agreement.

            (c) Vacancies. Following the resignation or removal of any Manager, such Manager shall be replaced by the Member who appointed the former Manager provided that the Member is then entitled to appoint a Manager, and otherwise shall be elected by the Board of Managers. If the Board of Managers consists of less than three Managers and the remaining Managers are unable to agree on the election of a third Manager, then, the remaining Managers shall vote for the third Manager based on the respective Percentage Interests of the Members who appointed such remaining Managers.

      9.4 Officers. The Board of Managers may from time to time appoint officers of the Company provided that the appointment of a chief executive officer shall require the unanimous approval of the Board of Managers. Any number of offices may be held by the same person. The officers shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Managers. All officers will serve at the pleasure of the Board of Managers.

      9.5 Conflicts of Interest for Members. Each Member: (a) agrees that any Member or Manager (and any Affiliates of a Member or Manager) may engage in or possess an interest in other business ventures or every kind and description, independently or with others; (b) authorizes, consents to and approves of such activities, whether or not such activities may conflict with any interest of the Company or the Members or Managers; and (c) agrees that neither the Company nor any Member or Manager shall have any rights in or to such activities or any profits or income derived from such activities.

      9.6   Indemnities.

            (a) None of the Members or Managers of the Company, any officer, director, manager, partner, principal or equityholder of any Member of the Company, or any employee of the Company or any Member of the Company (collectively, the "Indemnified Persons") shall be liable, responsible or accountable whether directly or indirectly, in contract or tort or otherwise, to the Company or any Member or Manager (or any Affiliate of any Member or Manager) for any losses, claims, damages, liabilities or expenses (collectively, "Damages") asserted against, suffered or incurred by the Company or any Member or Manager (or any Affiliate of any Member or Manager) arising out of, relating to or in connection with any action taken or omitted by the Indemnified Persons with respect to the management or conduct of the business and affairs of the Company or any Person in which the Company has an interest or any Affiliate thereof (including, without limitation, action taken or not taken by any officer, director, manager, partner, principal, or equityholder of any Member of the Company or any employee of the Company as a director of any Person in which the Company has a direct or indirect interest or any Affiliate thereof), except for any Damages that have resulted from the gross negligence or fraud, willful misconduct or bad faith of, or acts or omissions of the Indemnified Person which constituted a knowing violation of law or a knowing and deliberate violation of the terms and provisions of this Agreement by the Indemnified Person seeking indemnification.

            (b) The Company shall, to the maximum extent permitted by law, indemnify and hold harmless the Indemnified Persons, and each Member or Manager shall release the Indemnified Persons from any and all judgments, interest on such judgments, fines, penalties, charges, costs, amounts paid in settlement, expenses and attorneys' fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not an Indemnified Person is or may be a party thereto, including interest on the foregoing, which arise out of, relate to or are in connection with the management or conduct of the business or affairs of the Company, or any Person in which the Company has an interest or any Affiliate thereof (including, without limitation, action taken or not taken by any Indemnified Person as a director or officer of any such Person or Affiliate if such Indemnified Person is such a director or officer as a result of such Indemnified Person's relations with the Company) or their activities with respect thereto ("Indemnified Damages"), except for any such Indemnified Damages that have resulted from the gross negligence or fraud, willful misconduct or bad faith of, or acts or omissions of the Indemnified Person which constituted a knowing violation of law or a knowing and deliberate violation of the terms and provisions of this Agreement by the Indemnified Person seeking indemnification.

            (c) The termination of any proceeding by settlement shall not create a presumption that the Indemnified Person was grossly negligent or acted in a manner which constituted willful misconduct or bad faith. The right of any Indemnified Person to the indemnification provided in this Agreement shall be cumulative of and in addition to any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person's heirs, successors, assigns and legal representatives.

      9.7 Fiduciary Duty and Other Duties. Each Member and Manager who acts in the good faith and in a manner such Member or Manager believes to be in the best interests of the Company shall meet his or its duty of care to the Company, and any act resulting from the gross negligence or fraud, willful misconduct or bad faith of, or acts or omissions of a Member or Manager which constituted a knowing violation of law or a knowing and deliberate violation of the terms and provisions of this Agreement shall constitute a breach of such duty of care. To the extent a Member or Manager acts in reasonable reliance on the provisions of
Section 9.5, such conduct shall not be deemed to be a breach of any duty of loyalty owed by such Member or Manager to the Company or the other Members.

                                    ARTICLE X
                                ACCOUNTS; RECORDS

      10.1 Books and Records. The Board of Managers shall cause to be kept ledgers and other books of account of the financial activities of the Company as required by the Act and as necessary to administer this Agreement and prepare tax returns. Subject to such reasonable standards and limitations as shall be established by the Board of Managers, the Company shall provide access to such records to each Member as required under the Act upon reasonable demand for any purpose reasonably related to such Member's interest in the Company, but any information so obtained or copied shall be kept and maintained in strictest confidence except to the extent (a) any such information is already in the public domain, (b) a Member is required by law or fiduciary duty to disclose such information, or (c) if used as evidence, in connection with a dispute between the parties or their Affiliates. Notwithstanding the foregoing, the Company, the Managers and any Member (and any employee, representative or other agent of each of them) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws.

      10.2 Method of Accounting. Unless another method is selected by the Board of Managers or required by applicable law, the Company shall use the cash method of accounting.

      10.3 Certain Tax Matters. The Company shall file as a partnership for federal income tax purposes. The Board of Managers shall make all applicable elections, determinations and other tax decisions for the Company relating to tax matters, including, without limitation, the positions to be taken on the Company's tax returns and the settlement or further contest and litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority. 21st Century Racing Holdings LLC shall be the initial "tax matters partner" within the meaning of Code Section 6231(a).

      10.4 Consideration of Alternative Structures. Each Member agrees that the Board of Managers will, in the course of pursuing the Proposed Acquisition, consider alternative structures for the Proposed Acquisition which may be proposed by a Member in order to secure tax benefits for that Member that might not otherwise be available. Notwithstanding the foregoing, the Members and the Board of Managers shall have no obligation to adopt any structure for the Proposed Acquisition or any proposed alternative structure, whether or not such proposed alternative structure will have a quantifiable adverse affect on the interests of other Members. Each Member acknowledges that the final structure of the Proposed Acquisition will be determined by the Board in the course of negotiations with CART.

                                   ARTICLE XI
                          TRANSFER OF MEMBERSHIP UNITS

      11.1 Restrictions on Transfer. Except for Permitted Transfers, no Member may transfer, sell, encumber, mortgage, assign or otherwise dispose of ("Transfer") all or any portion of its Membership Units except (a) in a Transfer permitted pursuant to Section 11.2, (b) Transfers to the Company; (c) Transfers unanimously approved by the Board of Managers, or (d) Transfers made after compliance with Section 11.6. Further, no Transfer may by made unless (i) except for Permitted Transfers under Section 11.2, all of the Member's Membership Units are transferred; and (ii) the transferee has agreed in writing to assume all of the obligations of the transferor with respect to the Membership Units transferred (including the obligations imposed under this Agreement as a condition to any Transfer); and (iii) the Board of Managers shall have concluded (which may be based upon an opinion of counsel satisfactory to it), the Transfer would not result in (i) a violation of the 1933 Act or any other applicable statute of any jurisdiction, (ii) a termination of the Company for federal or state income tax purposes or the Company being taxed as a corporation for federal income tax purposes, or (iii) a violation of any law, rule or regulation by the transferor, transferee, the Company or the Members. Any purported Transfer in contravention of this Article XI shall be void and of no effect upon the Company, any Member, any creditor of the Company or any claimant against the Company.

      11.2 Permitted Transfers. A "Permitted Transfer" is a Transfer of all of a Member's Membership Units which (a) (i) occurs by reason of or incident to the Dissolution, divorce or liquidation of the transferring Member or (ii) is made to a Permitted Transferee; and (b) does not result in the Membership Units being held by a Person who is controlled by a Person who did not control the Transferee (i.e., a Person who, had such Person acquired control of the transferring Member, would have caused such Member to undergo a Change-in-Control); and (c) does not, in the opinion of the Board of Managers, cause any of the events described in the penultimate clause of Section 11.1. Any transferee under this Section 11.2 must agree in writing to be bound by the terms and conditions of this Agreement as fully as if he or it were an original signatory to this Agreement, provided that such transferee shall not become a Member unless admitted pursuant to Section 13.2.

      11.3 Death or Incompetency of a Member. In the case of the death or incompetency of a Member who is an individual, the successor-in-interest to the Member shall, to the extent described in this Section 11.3, succeed to the rights of the Member for the purpose of settling the Member's estate or administering the Member's property after the successor-in-interest has submitted to the Board of Managers certified copies of court orders establishing such death or incompetency and the authority of the successor-in-interest. The successor-in-interest shall not become a Member, and shall only be entitled to receive the distributions which the deceased or incompetent Member would have been entitled.

      11.4 Bankruptcy of Member. The Bankruptcy of a Member constitutes a Transfer under Section 11.1, and the provisions of Section 11.6 shall apply to any such Transfer.

      11.5 Change-in-Control of Member. A Change-in-Control of a Member constitutes a Transfer under Section 11.1 which, if not completed in accordance with this Article, shall (i) cause such Member to lose such Member's right to participate in management of the Company (including the right to appoint a Manager) and (ii) subject the affected Membership Units to repurchase as provided below. If a Member desires to make a Transfer resulting in a Change-in-Control of a Member, the Board of Managers must unanimously approve the Transfer. If the Board of Managers does not consent to the Change-in-Control, then the Company will have a right of repurchase of such Member's Membership Units in an amount equal to the lesser of fair market value of the Membership Units or the balance of such Member's Capital Account. The Company shall exercise such right, if at all, within 90 days of notice to the Company of the Change-in-Control.

      11.6 Right of First Refusal. Except in the case of a Permitted Transfer or a Transfer exempted from this provision by the unanimous consent of the Board (which consent shall specifically refer to this provision), if a Member desires to accept a bona fide third-party offer for the Transfer of all of the Member's Membership Units (whether to another Member or a third party), that Member (a "Selling Member") shall (a) deliver to the Company and to each other Member a written notice ("Transfer Notice") stating the terms and conditions of the offer, including the purchase price and the identity of the offeror and (b) provide satisfactory proof that the Transfer of the Selling Member's Membership Units to such offeror would not be in contravention of the conditions to Transfer set forth in the penultimate sentence of Section 11.1.

            (a) For a period of 45 calendar days after the receipt of the Transfer Notice, the Company shall have the right, but not the obligation, to purchase all or a portion of the offered Membership Units at the price and on the terms stated in the Transfer Notice (the "Company Offer Period"). Within the Company Offer Period, the Company will give notice to the Selling Member and each other Member (the "Company Notice") of either (i) its intention to exercise its right to purchase all or a portion of the Membership Units being offered or
(ii) that it declines to exercise such right. If the Company elects to purchase all or any portion of the Membership Units offered, the Company will pay the purchase price no later than 15 calendar days after the date of the Company Notice.

            (b) If the Company does not exercise its right to purchase all of the offered Membership Units, the non-selling Members shall have the right, but not the obligation, to purchase all or any portion of the offered Membership Units not purchased by the Company (the "Remaining Units") on the same terms and conditions as specified in the Transfer Notice. Within 15 calendar days after receipt of the Company Notice (the "Remaining Offer Period"), any non-selling Member desiring to purchase any or all of the Remaining Units shall deliver to the Company, the Selling Member and each other Member written notice of its intent to purchase such Remaining Units ("Member Notice"). If the Member Notices exceed the amount of the Remaining Units, each non-selling Member shall be permitted to purchase the lesser of (i) the portion of the offered Membership Units which the non-selling Member elected to purchase as set forth its Member Notice or (ii) a portion of the Membership Units determined by a fraction, the numerator of which is the Membership Units owned by such Member and the denominator of which is the total Membership Units owned by all Members who delivered Member Notices. Within 7 calendar days after the end of the Remaining Offer Period or after receipt of all Member Notices, whichever is earlier, the Company shall notify each non-selling Member of the portion of the Membership Units to which its election was effective, and payment of the purchase price must be made no later than the 15th calendar day after the date of such notice from the Company.

            (c) If the purchase price specified in the Transfer Notice is payable in property other than cash or evidences of indebtedness, the Company and the Members, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Company or Members, as applicable, cannot agree with the Selling Member on such cash value within 15 calendar days after receipt of the Transfer Notice, the valuation shall be made by an independent appraiser selected by the Board of Managers and approved by the Members. The cost of the appraisal shall be shared fifty percent (50%) by the Selling Member and fifty percent (50%) by the Company.

            (d) If the Company and the non-selling Members do not exercise their right of first refusal, the Selling Member shall have a period of 30 calendar days following the earlier of

(i) the expiration of the Remaining Offer Period or (ii) the receipt of Notice from the Company that it has received Member Notices from all Members declining to exercise the right of first refusal, in which to sell or otherwise dispose of the Membership Units to the third-party offeror identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to such third-party offeror than those specified in the Transfer Notice. If the Selling Member does not complete such Transfer of the offered Membership Units within the specified 30-day period, the Company and the Members' right of first refusal shall continue to be applicable to any subsequent Transfer of Membership Units by the Selling Member.

      11.7 Rights of Transferees. The transferee of any Membership Units (other than a transferee who is a Member) shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member. Such transferee is only entitled to receive distributions and to be allocated the Net Income and Net Losses attributable to the Membership Units transferred to the transferee. No transferee shall become a Member other than pursuant to Section 13.2. After a Transfer, neither the transferee nor the Selling Member shall have the right to appoint a Manager to the Board of Managers.

                                   ARTICLE XII
                                   TERMINATION

      12.1  Dissolution.

            (a) The Company shall be dissolved and its business and affairs wound up upon the happening of any of the following events, whichever shall first occur:

            (i) the sale, lease, exchange, assignment, involuntary conversion, or other dispositions or transfer of all or substantially all the Company's assets except in the ordinary course of business;

            (ii) Prior to closing the Proposed Acquisition, either (a) the vote of Members holding a majority of the outstanding Membership Units or
            (b) the Company or any Member notifies the Members that it has been advised in writing by a responsible officer of the CART that the CART no longer wishes to consider an acquisition proposal from the Company;

            (iii) any event which makes it unlawful for the business of the Company to be carried on by the Members; or

            (iv)  the entry of a decree of judicial dissolution.

      12.2 Termination of Company. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, after each of the following shall be accomplished:

            (a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

            (b) The property and assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Member may, in the exercise of its business judgment and if commercially reasonable, determine not to sell all or any portion of the property and assets of the Company, in which event such property and assets shall be distributed in kind pursuant to
Section 12.2(d).

            (c) Any gain or loss realized by the Company upon the sale of its property and assets shall be allocated to the Members in the manner set forth in
Article VI.

            (d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows:

            (i) To creditors of the Company including Members of the Company to the extent otherwise permitted by law in satisfaction of (A) the debts and liabilities of the Company whether by payment or the making of reasonable provision for the payment thereof, and (B) the expenses of liquidation; and

            (ii) all remaining assets shall be applied and distributed to the Members in accordance with Article VII.

      12.3  Liquidating Member.

            (a) The term "Liquidating Member" shall mean a Person selected by the Board of Managers.

            (b) The Liquidating Member is irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with this Article XII. Without limiting the foregoing, the Liquidating Member shall, upon the completion of the winding up of the Company, file an appropriate certificate of cancellation of the Certificate with the Secretary of State of Delaware as required by the Act. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

                                  ARTICLE XIII
                                     MEMBERS

      13.1  Representations and Warranties.

            (a) Each Member severally represents and warrants to the Company as follows:

                  (i) The execution and delivery of this Agreement by Member is duly and validly authorized and the Agreement is a legal and binding obligation of the Member.

                  (ii) The execution, delivery and performance of this Agreement by Member does not conflict with any applicable law, agreement or arrangement to which such Member is a party or by which such Member is bound.

                  (iii) No governmental or other third party consents or
            approvals are required for Member's execution, delivery and performance of this Agreement, except for such consents or approvals that have been obtained.

                  (iv) The Member acknowledges that it is aware that its interest in the Company has not been registered (i) under the 1933 Act, (ii) under the 1940 Act, or (iii) under any similar state laws. The Member further understands and acknowledges that its representations and warranties contained in this Article XIII may be relied upon by the Company as the basis for the exemption of the Members' interests in the Company from the registration requirements of the 1933 Act and state securities laws and as the basis for exemption of the Company from the registration requirements of the 1940 Act and similar laws. The Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of its Membership Units to any person unless and until the provisions of Article XI have been fully satisfied.

                  (v) The Member acknowledges that it or its representative or attorney is familiar with this Agreement and with the Company's investment plans. The Member acknowledges that it or its representative or attorney has made such inquiries and requested, received and reviewed any additional documents necessary to make an informed investment decision and that it does not desire any further information or data relating to the Company. The Member acknowledges that it understands that the purchase of its interest in the Company is an illiquid investment involving a significant risk.

                  (vi) The Member is an Accredited Investor and has acquired its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and without any intention of participating directly or indirectly in any distribution of any portion of such interest, and without the financial participation of any other Person in acquiring its interest in the Company.

                  (vii) The Member has a net worth sufficient to bear the
            economic risk of its investment in the Company and to justify its investing in a venture of this type.

                  (viii) The Member has, or has unconditional access to,
            sufficient funds to make the Capital Contributions required by Sections 5.1(a) through (d), or, in the case of Willis Capital, L.L.C., that it has sufficient funds to make the Capital Contributions required by Sections 5.1(a), (b) and (d), and it owns unencumbered title to the shares referred to in subparagraph (b) below.

                  (ix) The Member has reviewed the Schedule 13D to be filed on behalf of the Company, and all statements contained therein about such Member and the members of such Member, are complete and accurate in all material respects.

            (b) Willis Capital, L.L.C. represents and warrants that, as of the date of this Agreement, it beneficially owns 3,377,400 shares of CART common stock and has not acquired any shares within 60 days of the date of this Agreement.

            (c) Big Bang Racing LLC represents and warrants that, as of the date of this Agreement, it beneficially owns no shares of CART common stock and has not acquired any shares within 60 days of the date of this Agreement.

            (d) 21st Century Racing Holdings LLC represents and warrants that, as of the date of this Agreement, it beneficially owns no shares of CART common stock and has not acquired any shares within 60 days of the date of this Agreement.

            (e) For purposes of this Section 13.1, a Person shall be deemed to "beneficially own" shares of CART common stock: (i) which such Person (or any of such Person's Affiliates or Associates) beneficially owns, directly or indirectly, as determined pursuant to Rule 13d-3 of the 1934 Act; (ii) which such Person (or any of such Person's Affiliates or Associates) has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding for the acquiring, holding, voting or disposing of any securities of CART.

      13.2  Admission of Additional Members.

            (a) No transferee, assignee, designee or legal representative of a Member shall become a Member without the unanimous consent of the Board of Managers, except that the admission of a Member pursuant to Section 5.2(d) shall not require the approval of the Manager appointed by the Defaulting Member.

            (b) As additional conditions to admission as a Member, a transferee shall (i) expressly assume and agree to be bound by all of the terms and conditions of this Agreement and (ii) execute and deliver such other instruments, in form and substance satisfactory to the Board of Managers, as the Board of Managers shall deem necessary or desirable to cause the transferee to become a Member. Such transferee shall pay all reasonable expenses in connection with admission as a Member, including, but not limited to, the cost of preparation and filing of any amendment of this Agreement or the Certificate necessary or desirable in connection therewith. Upon compliance with all provisions of this Agreement, all other Members agree to execute and deliver such amendments to this Agreement as are necessary to admit such transferee as a Member of the Company.

            (c)   A transferee who is admitted as a Member pursuant to this
Section 13.2 shall have, to the extent transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of a Member under this Agreement and the Act.

            (d) A transferee who acquires Membership Units but who is not admitted as a Member pursuant to this Section 13.2 shall be entitled only to allocations of profits, losses and tax items pursuant to Article VI and distributions pursuant to Article VII with respect to such acquired Membership Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to participate in the management of the business and affairs of the Company and shall not have any of the rights of a Member under the Act or this Agreement.

      13.3 Resignation or Withdrawal of a Member. Except as specifically provided below, and subject to the provisions for transfer contained in Article XI, no Member shall have the right to resign or withdraw from membership in the Company or withdraw his or its interest in the capital of the Company.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

      14.1  Entire Agreement; Amendment.

            (a) This Agreement contains the entire agreement among the parties relating to the subject matter of this Agreement and all prior agreements relative to this Agreement which are not contained in this Agreement are terminated.

            (b) Subject to the Act and except as otherwise provided in this Agreement, this Agreement may be amended, in whole or in part, only by the written consent of the Members holding more than 85 percent of the Membership Units, excluding any Defaulting Members.

            (c) Notwithstanding the foregoing, the Board of Managers, without the consent of any of the Members, may amend this Agreement in any respect if the Company is advised at any time by its legal counsel that any of the provisions set forth in this Agreement or any practice of the Company not set forth in this Agreement are unlikely to be respected for federal income tax purposes because of any developments in applicable law or are otherwise necessary or desirable for the Company to be treated as a partnership for federal income tax purposes; provided that in making any such amendment, the Board of Managers shall use its best efforts to affect the economic and tax arrangements among the Members only to the extent the Board of Managers determines to be necessary to provide allocations that will be respected for federal income tax purposes. In addition, the Board of Managers may amend this Agreement (i) to correct any mistakes or ambiguities, in order that it will more accurately reflect the agreement among the Members; (ii) to correct or supplement any conflicting provisions in this Agreement; (iii) to delete or add any provision of this Agreement that is required to be deleted or added by any agency pursuant to its regulatory authority under any Federal or State securities laws; or (iv) to reflect the continuance of the Company pursuant to the provisions of this Agreement and the Act.

            (d) Any alleged amendment, variation, modification or change in this Agreement which is not documented and consented to in accordance with this
Section 14.1 shall not be effective as to any party.

      14.2 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

      14.3 Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give under this Agreement (collectively, "Notices") shall be in writing (including via electronic mail) and shall be given by registered or certified mail, return receipt requested, with postage prepaid, by a nationally recognized overnight courier, or by telecopier, electronic mail or facsimile addressed as follows. If to the Company:

                           Open Wheel Racing Series LLC
                           275 Middlefield Road
                           Second Floor
                           Menlo Park, CA  94025
                           Facsimile: (650) 329-7312

If to any Member, to such Member at the address indicated on Schedule 1. The Company or any Member may change its address for Notices by a Notice given pursuant to this Section 14.3. A Notice sent in compliance with the provisions of this Section 14.3 shall be deemed received on the third business day next succeeding the day on which it is sent if sent by registered or certified mail within the United States (or the seventh business day if sent outside the United States), or on the first business day after the day on which the notice was delivered to the overnight courier within the United States (or the third business day, if delivered outside the United States) or, if notice is given by electronic mail facsimile or similar electronic transmission, upon delivery.

      14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of another law.

      14.5 Successors and Assigns. This Agreement shall be binding upon the parties and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties and, except as otherwise provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

      14.6 Arbitration. Each Member agrees to submit any dispute, claim or controversy arising out of or in connection with this Agreement or its interpretation, performance, termination or alleged breach, or any action of any Member or Manager to arbitration in New York, New York under the American Arbitration Association Commercial Arbitration Rules. This agreement to arbitrate shall survive the rescission or termination of this Agreement.

      14.7 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired.

      14.8 Effectiveness; Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one agreement binding on all the parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

      14.9 Voting of CART Stock. At any time prior to completion of the Proposed Acquisition, each Member shall (a) not transfer any shares of CART stock held by such Member except in accordance with this Agreement, and (b) vote all shares of CART stock held by such Member as directed by the Company, on any matter that relates to the Proposed Acquisition (including without limitation the Proposed Acquisition, any competing proposal or any other matter that would affect the ability of the CART or the Company to complete the Proposed Acquisition), except for those shares of CART stock which are subject to voting restrictions pursuant to prior written agreements with CART, in which case the Member shall vote those shares pursuant to such voting agreements and all other shares as directed by the Company.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement to become effective as of the date first written above.

                                    WILLIS CAPITAL, L.L.C.



                                    By:   /s/ Gerald R. Forsythe
                                          --------------------------------------
                                          Name:  Gerald R. Forsythe
                                                 -------------------------------
                                          Title:   Manager
                                                   -----------------------------


                                    BIG BANG RACING LLC



                                    By:   /s/ Paul Gentilozzi
                                          --------------------------------------
                                          Name:  Paul Gentilozzi
                                                 -------------------------------
                                          Title:   Managing Member
                                                   -----------------------------


                                    21ST CENTURY RACING HOLDINGS LLC



                                    By:   /s/ Kevin Kalkhoven
                                          --------------------------------------
                                          Name:  Kevin Kalkhoven
                                                 -------------------------------
                                          Title:   Manager
                                                   -----------------------------



              SIGNATURE PAGE TO LIMITED LIABILITY COMPANY OPERATING
                    AGREEMENT OF OPEN WHEEL RACING SERIES LLC

                                   SCHEDULE 1
                TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                         OF OPEN WHEEL RACING SERIES LLC

                                         INITIAL CAPITAL     ADDITIONAL CAPITAL
                                           CONTRIBUTION         CONTRIBUTIONS*      MEMBERSHIP UNITS
                                         ---------------     ------------------     ----------------
WILLIS CAPITAL, L.L.C.                         333,333                                    333
1111 South Willis Avenue,
Wheeling, IL 60090
Fax:


BIG BANG RACING LLC                            333,333                                    333
201 N. Washington Square
Suite 900
Lansing, MI 48933
Fax:


21ST CENTURY RACING HOLDINGS LLC               333,333                                    333
275 Middlefield Road
Second Floor
Menlo Park, CA 94025
Fax:

TOTAL                                       $ 999,999                                     999

*To be amended by the Board of Managers after each contribution.

                                    EXHIBIT A
                                   DEFINITIONS

            (a)   "1933 Act" means the Securities Act of 1933, as amended.

            (b) "1940 Act" means the Investment Company Act of 1940, as amended.

            (c) "Accounting Period" means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2003, or (ii) any subsequent 12-month period commencing on January 1; provided, however, that an Accounting Period shall end and a new Accounting Period shall commence on any date on which an additional Member is admitted to the Company or a Member ceases to be a Member for any reason. The new Accounting Period shall end on the following December 31 when a change in Members results in an earlier ending date as set forth above.

            (d) "Accredited Investor" has the meaning given under Regulation D adopted under Section 4(2) of the 1933 Act.

            (e) "Act" means the Delaware Limited Liability Company Act, as amended.

            (f) "Affiliate" means, as to any Person, any other Person directly or indirectly controlled by or under common control with such Person, or which controls directly or indirectly such Person.

                  The terms "control", "controlled" and "common control with" as used in this definition means the possession, direct or indirect, of the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management, activities or policies of a Person.

            (g) "Bankruptcy" of a Member shall be deemed to occur for purposes of this Agreement if:

            (i) an involuntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without the acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive); or

            (ii) a voluntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed by such Member, a voluntary assignment of such Member's property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.

            (h)   "Board of Managers" has the meaning set forth in Section 9.1.

            (i) "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (i) The Book Value of any asset contributed by a Member to the Company shall be, as of the date of the contribution, the Value of such asset (not reduced by any associated liabilities).

            (ii) The Book Value of the assets of the Company shall be adjusted to equal their respective Values, as determined by the Board of Managers, at any of the following events: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than an insignificant capital contribution (as determined by the Board of Managers); (B) the distribution by the Company to a Member of more than an insignificant amount of property (as determined by the Board of Managers) as consideration for the surrender of an interest in the Company; and (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

            (iii) The Book Value of any property distributed to a Member shall be adjusted to equal the Value of such asset on the date of distribution as determined by the Board of Managers immediately prior to such distribution;

            (iv) The Book Value of any assets which have been established or adjusted to reflect Value under this Agreement shall thereafter be adjusted by the depreciation, amortization or other cost recovery deductions taken into account with respect to such asset for purposes of computing Net Income or Net Loss; and

            (v) The Book Values of Company assets shall be increased or decreased to the extent required under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) if the adjusted tax basis of Company assets are adjusted pursuant to Code Sections 732, 734 or 743.

            (j) "Capital Account" means, with respect to each Member, a separate account established and maintained as follows:

            The Capital Account of each Member shall be increased by:

            (i) the amount of money and the Value on the date contributed of any property (as agreed by the contributing Member and the Board of Managers) contributed to the Company by such Member (net of any liabilities secured by such property or that the Company is considered to assume or hold property subject to for purposes of
            Section 752 of the Code);

            (ii) such Member's share of Net Income (or items thereof) allocated to its Capital Account pursuant to this Agreement; and

            (iii) any other amounts required by Treasury Regulation Section 1.704-1(b), provided the Board of Managers determines that such increase is consistent with the economic arrangement among the Members as expressed in this Agreement;

            And shall be decreased by:

                  (iv) the amount of money and the Value of any property distributed by the Company (determined by the Board of Managers as of the date of distribution) to such Member pursuant to the provisions of this Agreement (net of any liabilities secured by such property that such Member is considered to assume or hold subject to for purposes of Section 752 of the Code);

                  (v) such Member's share of Net Losses (or items thereof) allocated to its Capital Account pursuant to this Agreement; and

                  (vi)  any other amounts required by Treasury Regulation
            Section 1.704-1(b), provided that the Board of Managers determines that such decrease is consistent with the economic arrangement among the Members as expressed in this Agreement.

            (k) "Capital Contribution" means with respect to any Member, the amount of cash and the Value of property actually contributed by such Member to the Company.

            (l) "Certificate" means the certificate of formation filed with the Secretary of State of the State of Delaware with respect to the Company pursuant to the Act, as it may be amended from time to time.

            (m)   "CART" has the meaning set forth in Section 3.3(a).

            (n) "Change-in-Control" of a Person means the acquisition by any other Person or group of Persons (within the meaning of Section 13(d)(3) of the 1934 Act) of control of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of (i) the power or authority, through ownership of voting securities, by contract or otherwise, to direct management, activities or policies of such Person, (ii) 50% or more of the outstanding voting securities of a Person, or (iii) 50% or more of the economic or beneficial equity interest in a Person.

            (o)   "Code" means the Internal Revenue Code of 1986, as amended.

            (p)   "Damages" has the meaning set forth in Section 9.6.

            (q)   "Defaulting Member" has the meaning set forth in Section 5.2.

            (r) "Dissolution" of a Member which is not a natural person means that such Member has terminated its existence, whether partnership or corporate, wound up its affairs and dissolved.

            (s)   "Indemnified Damages" has the meaning set forth in Section
9.6.

            (t)   "Indemnified Persons" has the meaning set forth in Section
9.6.

            (u)   "Liquidating Member" has the meaning set forth in Section
12.3.

            (v)   "Manager" has the meaning set forth in Section 9.1.

            (w)   "Member" has the meaning set forth in Section 2.1.

            (x)   "Material Item" has the meaning set forth in Section 6.2(e).

            (y) "Membership Units" means interests in the Company held by Members, expressed as a number of units set forth opposite such Member's name on
Schedule 1 attached to this Agreement, as it may be amended from time to time.

            (z) "Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

            (aa) "Net Income" or "Net Loss" means for any Accounting Period the amount of the net income or net loss of the Company determined in accordance with federal income tax principles, including without separation any items otherwise required to be stated separately pursuant to Code Section 703, but with the following adjustments:

            (i) Including in Net Income or Net Loss any tax-exempt income and related expenses that are neither properly included in the computation of taxable income nor capitalized for federal income tax purposes.

            (ii) Including in Net Income or Net Loss as a deduction when paid or incurred (depending on the Company's method of accounting) any amounts utilized to organize the Company or to promote the sale of (or to sell) an interest in the Company, except that amounts for which an election is properly made by the Company under Section 709(b) of the Code shall be accounted for as provided therein.

            (iii) Including in Net Loss as a deduction any losses incurred by the Company in connection with the sale, exchange or other disposition of property notwithstanding that such losses may be disallowed to the Company for federal income tax purposes under the related party rules of Code Sections 267(a)(1) or 707(b).

            (iv) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury

            Regulation Section 1.704-1(b)(2)(iv)(l) and not otherwise taken into account in computing Net Income or Loss shall be included in the computation of Net Income or Net Loss.

            (v) Treating any adjustment in the Book Value of any Company asset pursuant to Article VI as gain or loss from the disposition of such asset.

            (vi) Calculating the gain or loss on disposition of Company assets and the depreciation, amortization or other cost recovery deductions, if any, with respect to Company assets by reference to their Book Value rather than their adjusted tax basis.

            (bb)  "Non-Defaulting Member" has the meaning set forth in Section
5.2.

            (cc) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

            (dd)  "Notices" has the meaning set forth in Section 14.3.

            (ee) "Percentage Interest" means, with respect to any Member, the interest of the Member in the Company at a given time determined by dividing the number of Membership Units held by such Member by the number of Membership Units then outstanding.

            (ff)  "Permitted Transfer" has the meaning set forth in Section
11.2.

            (gg) "Permitted Transferee" means (i) a member of a Member's immediate family, (ii) a trust, corporation, limited liability company or partnership controlled by, under the control of, or under common control with a Member or by members of such Member's immediate family, (iii) the shareholders, members or partners of any Member, or (iv) a third party, provided that after compliance with all of the terms of Section 11.6 and expiration of all offer periods required therein, the Company and no other Member has exercised its to purchase the Selling Member's interest.

            (hh) "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust, estate or any other fiduciary or legal entity.

            (ii) "Proposed Acquisition" has the meaning set forth in Section 3.3(a).

            (jj)  "Proposed Excess Purchase" has the meaning set forth in
Section 4.3(c).

            (kk) "Remaining Offer Period" has the meaning set forth in Section 11.6(b).

            (ll) "Remaining Offered Units" has the meaning set forth in Section 4.3(c).

            (mm)  "Remaining Units" has the meaning set forth in Section
11.6(b).

            (nn)  "Selling Member" has the meaning set forth in Section 11.6.

            (oo) "Target Capital Account" means the amount which would be distributed to each Member if, on the determination date, all property of the Company were sold for an amount equal to its Book Value and the Company immediately paid all liabilities and distributed the remaining proceeds to the Members in accordance with Article VII.

            (pp)  "Transfer" has the meaning set forth in Section 11.1.

            (qq)  "Transfer Notice" has the meaning set forth in Section 11.6.

            (rr) "Treasury Regulations" means the permanent, temporary, proposed or proposed and temporary regulations of the Department of the Treasury under the Code as such regulations are changed from time to time.

            (ss) "Value" means (i) for property other than shares of CART contributed by a Member, the fair market value on the date contributed as agreed by the contributing Member and the Board of Managers and (ii) for shares of CART contributed by a Member, the value assigned to CART shares in any Proposed Acquisition which has been completed by the Company.